Calculation of Filing Fee Tables
F-10
FAIRFAX FINANCIAL HOLDINGS LTD/ CAN
Table 1: Newly Registered Securities
		Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Debt	6.000% Senior Notes due 2033	457(o)	750,000,000		$ 750,000,000.00	0.0001476	$ 110,700.00
Fees to be Paid	2	Debt	6.350% Senior Notes due 2054	457(o)	1,000,000,000		$ 1,000,000,000.00	0.0001476	$ 147,600.00
Fees Previously Paid
			Total Offering Amounts:				$ 1,750,000,000.00		$ 258,300.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 258,300.00
Offering Note
[1]	The notes being registered are offered (i) in exchange for 6.000% Senior Notes due 2033 previously sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) upon certain resales of the notes by broker-dealers.

[2]	The notes being registered are offered (i) in exchange for 6.350% Senior Notes due 2054 previously sold in a transaction exempt from registration under the Securities Act and (ii) upon certain resales of the notes by broker-dealers.